HEARTLAND BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 23, 2001


      The Annual Meeting of Shareholders of Heartland Bancshares, Inc. will be held at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, April 23, 2001, at 6:30 p.m., local time, for the following purposes:

      1. To elect three Directors to hold office until the Annual Meeting of Shareholders in the year 2004 and until their successors are elected and have qualified.

      2. To transact such other business as may properly come before the meeting.

      Holders of record of Common Shares of Heartland Bancshares, Inc. at the close of business on March 1, 2001, are entitled to notice of and to vote at the Annual Meeting. Appetizers and beverages will be served.


      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                    By Order of the Board
                                  of Directors


                                  STEVE BECHMAN
                                    President   and  Chief   Executive
Officer
March 19, 2001
Franklin, Indiana


                      (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                           HEARTLAND BANCSHARES, INC.

                                 April 23, 2001


      This Proxy Statement is being furnished to shareholders on or about March 19, 2001, in connection with the solicitation by the Board of Directors of Heartland Bancshares, Inc. (the "Company"), 420 N. Morton Street, Franklin, Indiana 46131, of proxies to be voted at the Annual Meeting of Shareholders to be held at 6:30 p.m., local time, on Monday, April 23, 2001, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131. The Company is the parent holding company for Heartland Community Bank.

      At the close of business on March 1, 2001, the record date for the Annual Meeting, there were 1,328,194 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Company authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                                    Nominees

      Three Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of nine members, is divided into three classes of equal size with the term of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2001 - J. Michael Jarvis, Robert Richardson and Patrick A. Sherman; 2002 - Steve Bechman, Gordon R. Dunn and James C. Stewart; and 2003 - Sharon Acton, Jeffrey L. Goben and John Norton.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors J. Michael Jarvis, Robert Richardson and Patrick A. Sherman, each of whom is now a Director whose present term expires this year. Each such person has indicated that he or she will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

      The following table presents certain information as of March 1, 2001, regarding the current Directors of the Company, including the three nominees proposed by the Board of Directors for election at this year's Annual Meeting. All of the current Directors began serving on the Board of Directors of the Company during 1997. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director.


            Name,                       Shares         Percent of
      Present Principal              Beneficially     Common Shares
      Occupation and Age                Owned          Outstanding
      ------------------                -----          -----------

      Sharon Acton                    7,003 (1,17)          0.5%
      Manager, Franklin/Greenwood District of
        Cinergy/PSI (energy services company)
      Age 53

      Steve Bechman (2)              52,133(3,18)           3.9
      President and Chief Executive Officer of
        the Company and Bank
      Age 49

      Gordon R. Dunn                 22,701(4,17)           1.7
      Retired
      Age 79

      Jeffrey L. Goben (5)           39,156(6,18)           2.9
      Executive Vice President and Chief Operating
       Officer of the Company and Bank
      Age 48

      J. Michael Jarvis (7*)         11,301(8,17)           0.9
      President and Part Owner, Power Investments,
        Inc. Division of Delco Remy International,
        Inc. (engine remanufacturer)
      Age 57

      John Norton                    13,521(9,17)           1.0
      President and Owner, Norton Farms, Inc.
      Age 52

      Robert Richardson (10*)       10,501 (11,17)          0.8
      President and Majority Owner, MegaSys, Inc.
       (logistics company)
      Age 39

      Patrick A. Sherman (12*)       12,600(13,17)          0.9
      President and Part Owner, Sherman &
        Armbruster P.C. (a public accounting firm)
      Age 52

      James C. Stewart (14)          14,175(15,17)          1.1
      Partner, Route One Visuals LLC
       (outdoor advertising company)
      Age 49

      All Directors and Executive Officers
      as a group (13 persons)
                                    217,403(16, 18)        16.4%

*Nominee
1 Includes 7,350 shares Ms. Acton has the right to acquire upon the exercise of stock options.
2 Mr. Bechman served as Regional President of Citizens Bank of Central Indiana from 1993 until his resignation in 1997. Mr. Bechman was with Citizens Bank of Central Indiana beginning in 1975 and served in various other positions prior to 1993.
3 Includes 13,732 shares that Mr. Bechman holds jointly with his spouse, 735 shares held by his daughter and 29,663 shares that he has the right to acquire upon the exercise of stock options.
4 Includes 700 shares that Mr. Dunn holds jointly with his spouse, 5,250 shares held in a trust for which Mr. Dunn acts as trustee, and 7,350 shares that Mr. Dunn has the right to acquire upon the exercise of stock options.
5 Mr. Goben held the position of Senior Vice President in charge of marketing and community development, in addition to various other management positions, with Citizens Bank of Central Indiana from 1984 to his resignation in 1997.
6 Includes 9,408 shares that Mr. Goben holds jointly with his wife, 358 shares that Mr. Goben holds for his sons and 24,413 shares that he has the right to acquire upon the exercise of stock options.
7 Mr. Jarvis serves as president of Power Investments, Inc. Division of Delco Remy International, Inc., an engine remanufacturer.
8 Includes 5,000 shares Mr. Jarvis holds jointly with his spouse and 7,350 shares Mr. Jarvis has the right to acquire upon the exercise of stock options.
9 Includes 210 shares that Mr. Norton holds jointly with his children, 105 shares held by Mr. Norton's spouse and 7,350 shares that Mr. Norton has the right to acquire upon the exercise of stock options.
10    Mr.  Richardson  serves as the  president  of MegaSys,  Inc.,  a logistics company.
11 Includes 7,350 shares that Mr. Richardson has the right to acquire upon the exercise of stock options.
12 Mr. Sherman serves as President of Sherman & Armbruster P.C., a public accounting firm.
13 Includes 7,350 shares that Mr. Sherman has the right to acquire upon the exercise of stock options.
14 Mr. Stewart serves as partner in Route One Visuals, LLC, an outdoor advertising company. Mr. Stewart previously served as President of First Platinum Group, Inc., a financial services company.
15 Includes 546 shares that Mr. Stewart holds jointly with his spouse, 735 shares owned by Mr. Stewart's spouse and 7,350 shares that Mr. Stewart has the right to acquire upon the exercise of stock options.
16 Includes 140,701 shares that Directors and executive officers have the right to acquire upon the exercise of stock options and 37,576 shares held jointly with or as custodian for family members.
17 Does not include an additional 1,050 shares that each indicated Director may acquire under stock options that are not yet exercisable but will become exercisable upon continued service by such Director on the Board of Directors.

18 Does not include 7,665 shares Mr. Bechman may acquire, 6,615 shares Mr. Goben may acquire or 9,870 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with the Company.


                            Committees and Attendance

      The Board of Directors of the Company held twelve meetings during 2000. The Company's Board of Directors has a Stock Option Committee but does not have standing audit, nominating or compensation committees. The members of the Stock Option Committee are Directors Acton, Dunn, and Sherman, all of whom are outside Directors. The Stock Option Committee administers the Company's 1997 Stock Option Plan, which provides for the grant of options to key employees of the Company and Bank. The Stock Option Committee did not meet in 2000.

      All of the members of the Company's Board of Directors also serve on the Bank's Board of Directors. The Bank's Board of Directors has standing audit and compensation committees. The members of the Audit Committee are Directors Acton, Norton, Sherman and Stewart. The Audit Committee, which met four times during 2000, reviews with the Bank's independent auditors the scope of the audit to be undertaken and the results of the audit and also reviews internal audits. The members of the Compensation Committee are Directors Dunn and Sherman. The Compensation Committee, which met three times during 2000, sets salaries and bonuses for the President and Chief Executive Officer. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Company and Bank and the committees on which he or she served during 2000.

                          Report of the Audit Committee

      The Audit Committee of Heartland Bancshares is composed of 4 independent directors. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

      In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Corporation's consolidated financial statements as of and for the year ended December 31, 2000 were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed these consolidated financial statements with management. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Committee also considered whether the independent accountants' provision of non-audit services to the Corporation is compatible with maintaining that firm's independence.

      Based upon the discussions and reviews referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2000.

      Sharon Acton
      John Norton
      Patrick A. Sherman, Chair
      James C. Stewart

Disclosure of Principal Accountant's Fees

      Fees paid to Crowe, Chizek and Company LLP for year 2000 services were as follows:

Audit Fees                                                    $30,295
Financial Information Systems Design and Implementation             -
All Other Fees                                                 12,950


                            Compensation of Directors
Options

      In 1997, members of the Company's Board of Directors who were not employees of the Company or Bank were granted stock options for their service on the Board. Each Director was granted a 10-year option to acquire 4,000 Common Shares at an exercise price of $10.00 per share. The options were immediately exercisable for 1,000 Common Shares and become exercisable (assuming continued service on the Board) for an additional 1,000 Common Shares at each successive Annual Meeting of Shareholders, until exercisable in full. In January 1999, the Board of Directors of the Company amended the 1997 Stock Option Plan for Non-Employee Directors to award additional 10-year options to each non-employee Director to purchase 3,000 shares at an exercise price of $10.00 per share. The options vested in 1,000 share installments and all outstanding options will be fully exercisable at the 2001 annual meeting, assuming continued service on the Board.

                                Cash Compensation

      During 2000, non-employee Directors of the Bank received $300 per month (the Chairman received $500 per month) regardless of attendance at Board meetings. Directors do not receive any additional compensation for serving on the Company's Board or on Board committees of the Company or Bank.

                             EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid to the Company's Chief Executive Officer for 2000, who was the only executive officer whose cash compensation for 2000 exceeded $100,000.

                           Summary Compensation Table
                                                      Long Term
                                                    Compensation
                            Annual Compensation        Awards
                                                     Securities
                                                     Underlying
        Name and                                      Options/
   Principal Position   Year     Salary     Bonus       SAR
   ------------------   ----     ------     -----       ---

     Steve Bechman,     2000    $125,248  $    0            0
      Chief Executive   1999    $119,767  $3,916        8,250
      Officer           1998    $115,000  $    0            0





                       Aggregated Option/SAR Exercises In
                      Last Fiscal Year and Fiscal Year-End
                                Option/SAR Values

      No option exercises occurred during 2000. The following table sets forth information with respect to the value of options held by Mr. Bechman as of December 31, 2000.


                            Number of Unexercised       Value of Unexercised
                            Options/SARs at Fiscal  In-the-Money Options/SARs at
                                 Year-End (#)            Fiscal Year-End ($)


         Name            Exercisable/Unexercisable    Exercisable/Unexercisable
         ----            -------------------------    -------------------------
     Steve Bechman              21,998/7,665                     0 / 0


                 Certain Relationships And Related Transactions

      During 2000, the Bank had, and the Bank expects to continue to have in the future, banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Company and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             APPOINTMENT OF AUDITORS

      Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Company in 2000. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2001. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  PRINCIPAL OWNERS OF COMMON SHARES

      To the best of the knowledge of the Company's management, no person or group beneficially owns more than five percent of the Company's outstanding Common Shares.

                                  OTHER MATTERS

      The Board of Directors knows of no matters, other than the matters reported above, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

      All expenses in connection with this solicitation of proxies will be borne by the Company.